MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is made as of March 1, 2008 (“Effective Date”), by and between Kien P. Tran, M.D., Inc. (hereinafter “Practice”), and Synergistic Resources, LLC (hereinafter “Manager”), individually referred to at times as the “Party” or collectively as the “Parties.”.

RECITALS

A.          WHEREAS, Practice is a professional medical corporation engaged in the business of providing health care services to patients;

B.           WHEREAS, Manager is a provider of administrative, management, and development services for the health care professions;

C.           WHEREAS, the Parties desire to enter into this Agreement for the purpose of engaging Manager to manage the administrative, financial and operational activities of the Practice;

NOW, THEREFORE, and in consideration of the mutual covenants and agreements hereinafter contained, the Parties do hereby agree as follows:

AGREEMENT

1.0.        APPOINTMENT OF MANAGER

Appointment by Practice.  Practice hereby appoints Manager as its sole and exclusive manager and hereby grants to Manager the authority and responsibility, as specifically set forth herein, to supervise and manage the day-to-day operations of the Practice, including all revenue and non-revenue producing activities, to the extent permitted by California law.

2.0         MANAGER’S DUTIES

2.1          Services.  Manager shall provide to Practice the services, personnel, facilities, equipment and furnishings set forth on Exhibit “A,” attached hereto and incorporated herein by reference (hereafter referred to as the “Services”).  Such Services may be changed from time to time by agreement of the Parties in accordance with the provisions of this Agreement and in accordance with California law governing the corporate practice of medicine.  Manager may subcontract out all or any part of the Services set forth in Exhibit “A,” provided that Manager properly and adequately supervises the performance of the subcontracted Services.

2.2.         Manager Staff.  Manager shall engage or employ such qualified non-physician personnel as are necessary for the proper and efficient management of the Practice, including all technical, administrative and clerical staff.  All personnel provided by Manager to Practice shall be compensated by Manager and shall be employees or independent contractors of Manager.  Manager shall be responsible for compensating all such engaged or employed persons, including, as applicable, payroll taxes, benefits, and workers’ compensation insurance.  Manager shall be responsible for supervision of activities performed by all non-physician employees and independent contractors.

2.2          Compliance with Standards.  All Services performed by Manager shall be performed in accordance with applicable state and federal laws, accreditation standards, and Practice policies and procedures.

3.0.        PRACTICE’S DUTIES

3.1.         Physician Employment and Contracting.  Practice shall employ or contract with all physician personnel and all physician extenders, e.g., physician assistants and nurse practitioners (hereafter referred to collectively as “Professionals”) necessary to provide the patient care services of the Practice.

3.2.         Physician Credentialing.  Practice shall be responsible for the establishment of appropriate credentialing standards and review committee(s) for the purposes of credentialing its Professionals.  Manager shall provide the administrative support necessary to obtain and verify such credentialing information, as directed by the Practice’s Medical Director.

3.3          Facilities.  Practice may leases space and/or equipment, or sub-lease space and/or equipment (“Facilities”) from Manager.

4.0         LICENSING

During the term of this Agreement, Manager hereby licenses to Practice the nonexclusive right to utilize the “Marijuana Medicine Evaluation Centers” trade name and mark.  Practice acknowledges that Manager remains the owner of all titles, rights and interest in the trade name and mark.  This license permits Practice to utilize the trade name and mark in its advertising, signage and other documentation of Practice.  Upon termination of this Agreement, this license shall simultaneously terminate and Practice shall cease all use of the trade name and mark.

5.0.        COMPENSATION

5.1.         Manager’s Fee.  Practice and Manager have exercised care and diligence in determining their respective best estimates of the expenses, investment and reasonable rate of return of Manager in providing the Services required by this Agreement and, based thereon, have determined that the compensation to be paid Manager as provided hereafter, is commensurate with the commercially reasonable value of such Services.  Such compensation is set forth in Exhibit “B,” attached hereto and incorporated herein by reference.

5.2          Payment.  Practice shall remit such compensation due to Manager within ten (10) days after the end of each month.

5.3         Manager’s Statement of Services Rendered.  Manager shall, by the fifth (5th) day of each month, provide Practice with a complete statement of Services rendered in the previous month pursuant to this Agreement.

6.0         INSURANCE AND INDEMNIFICATION

6.1         Insurance.

6.1.1       Professional Liability Coverage.  Practice, at its sole cost and expense, shall obtain and maintain in full force and effect during the term of this Agreement, and all renewals and extensions thereof, professional liability insurance with a licensed insurance company admitted to do business in the State of California, in a minimum amount of One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the annual aggregate, to cover any loss, liability or damage alleged to have been committed by Practice, or by its agents, servants, independent contractors, or employees.  If such professional liability coverage is obtained on a claims-made basis, then Practice shall obtain extended reporting malpractice coverage (“tail” coverage) for a period of two (2) years to be effective immediately upon termination of this Agreement.  If feasible and the additional cost is minimal, Practice shall include Manager as an additional named insured on its policy.  Practice shall provide Manager with written notice at least thirty (30) days prior to any cancellation or amendment of Practice’s policy.

6.1.2       Comprehensive General Liability Insurance.  Each Party, at its sole cost and expense, will obtain and maintain in full force and effect during the term of this Agreement, and all renewals and extensions thereof, comprehensive general liability insurance covering the Party, its employees, agents, servants, and independent contractors, against loss in the nature of fire, theft, business interruption, general liability, and non-medical negligence, with a minimum liability limit of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the annual aggregate.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to any cancellation or amendment of the Party’s policy.

6.1.3       Workers’ Compensation Insurance.  Each Party shall, at its sole cost and expense, obtain and maintain in full force and effect during the term of this Agreement, and all renewals and extensions thereof, workers’ compensation insurance as required by the laws of the State of California.

6.2         Indemnification.  Each Party shall indemnify, hold harmless, and defend the other Party from any and all liability, loss, claims, lawsuits, damages, injury, costs or expense, arising out of or incident to the performance or nonperformance under this Agreement by such indemnifying Party, its directors, officers, employees, contractors, subcontractors and agents, including (without limitation) all attorneys’ fees and court costs; provided, however, neither Party shall be liable to the other hereunder for any claim covered by insurance, except to the extent that the liability of the other Party exceeds the amount of such insurance coverage.

7.0.        CONFIDENTIALITY

7.1          Proprietary and Business Information.  The Parties acknowledge that during the term of this Agreement, the Parties will acquire or have access to information regarding the business operations of the other Party including, but not limited to, information regarding pricing, billing, claims, compensation, patient lists, provider lists, business operations, provider agreements, trade secrets and business and technical manuals  (“Confidential Information”).  The Parties acknowledge that the non-violating Party would suffer financial harm if such Confidential Information were to be disclosed to third Parties.  As a condition of this Agreement, the Parties agree not to disclose to, or otherwise discuss such Confidential Information with any third party without the express written consent of the other Party or as expressly required by law.  The provisions of this Section shall survive the termination of this Agreement.

7.2          Trade Secrets.  The Parties acknowledges that each Party, in connection with its business, has developed certain operating manuals, symbols, trademarks, trade names, service marks, designs, patient lists, procedures, processes, and other copyrighted, patented, trademarked, or legally protectable information which is confidential and proprietary to the Party that constitute its trade secrets. The Parties shall not use any name, symbol, mark, or other proprietary information of the other Party except as expressly permitted.

7.3          Patient Information and Records.  Manager and its employees, agents and independent contractors shall safeguard the confidentiality of all medical information pertaining to patients treated by or through Practice and shall comply with all federal and state laws and regulations and all Practice rules or policies with respect to the use and disclosure of such information, including but not limited to the provisions of the Business Associate Agreement as set forth in Exhibit “C” of this Agreement, attached hereto and incorporated herein by reference.

7.4          Practice Property.  All documents, papers, notes, memoranda, computer files and other written or electronic records of any kind utilized by Manager during and in connection with the Agreement shall remain the property of Practice at all times.  Upon the termination of this Agreement, all such records in Manager’s possession shall be left with Practice.

8.0         RELATIONSHIP OF PARTIES

8.1         Conduct of Medical Practice.

8.1.1       Practice shall be solely and exclusively in control of all aspects of the practice of medicine and the provision of medical services.  The rendition of all medical professional services, including, but not limited to, diagnosis, treatment, therapy and the prescription of medicine and drugs, the supervision of preparation of medical reports and the maintenance of medical records, shall be the responsibility of Practice.  Practice shall have the sole right and authority to hire, employ, train, supervise, terminate and compensate all of its Professionals.  Practice shall be responsible to ensure that such Professionals are supervised in accordance with the requirements of state and Federal law and in a manner consistent with current standards of medical practice in the community.

8.1.2       The professional relationship between Practice and all Professionals and their patients, at all times during the term of this Agreement, shall be solely between the Professionals and such patients.  Manager shall not interfere with the exercise by the Professionals of their professional judgment, nor shall Manager interfere with, control, direct or supervise any Professional or any individual whom any Professional may employ or contract with in connection with the care and treatment of the Practice’s patients.  Manager shall have no authority whatsoever with respect to such activities, and shall have no authority whatsoever with respect to the establishment of fees for the rendition of such services; provided, however, that Manager may provide to Practice periodic assessments of the performance by medical personnel of other than professional medical services.

8.1.3       Manager shall not provide or otherwise engage in services or activities which constitute the practice of medicine as defined by the laws of the State of California.  Under no circumstances shall medical services be made available to or for Practice by Manager.  Manager shall not assign or refer patients to Practice in expectation of a fee for such referral.  Any such fee for referral is expressly prohibited.

8.1.4       Practice agrees to keep its offices and clinics adequately staffed with such Professionals as may be necessary to efficiently carry out the practice of medicine at the Practice offices, all of whom shall be duly licensed by the State of California.  Practice and Professionals shall at all times operate the Practice’s medical practice in a manner consistent with current standards of medical practice in Practice’s community.

8.2          Independent Contractors.  The relationship between Manager and Practice is that of independent contractors.  Neither Manager nor Practice is a member, partner, agent, representative, employee, employer, or joint venturer of the other.  Each Party expressly denies any obligation to compensate the other’s employees, contractors, or agents.  As independent contractors, each Party shall be liable for that Party’s own debt, obligations, acts and omissions.  Manager is responsible for the payment of all withholding, social security and other taxes and benefits for Manager and Manager’s agents or employees.  Manager is responsible for filing all necessary tax returns on Manager’s own behalf.  Manager, its agents, employees and independent contractors shall not be eligible for any employee benefit plan offered by Practice.

9.0         TERM AND TERMINATION

9.1.         Term.  The term of this Agreement shall be for a period of ten (10) years, commencing on the Effective Date of this Agreement.  This Agreement shall automatically renew for succeeding terms of five (5) years unless either Party, at least one hundred eighty (180) days prior to the expiration of any term, gives written notice of its intention not to renew said Agreement.

9.2          Termination.

This Agreement may be terminated by either Party upon prior written notice for any of the following reasons:

9.2.1       Institution by a Party of proceedings of any nature under any laws of the United States or of any state, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such Party is seeking relief as a debtor;

9.2.2       A general assignment by a Party for the benefit of creditors;

9.2.3       The institution by a Party, in the capacity of a debtor, of a proceeding in which such Party seeks relief from its indebtedness under any section or chapter of the Federal Bankruptcy Act as now existing or hereafter amended or becoming effective;

9.2.4       The institution against a Party, by one or more of its creditors, of a proceeding under any section or chapter of the Federal Bankruptcy Act as now existing or hereafter amended or becoming effective, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

9.2.5       A proposed plan of arrangement or other action by a Party’s creditors taken as a result of a general meeting of the creditors of such Party;

9.2.6       The appointment of a receiver, trustee or like officer, to take possession of a Party’s assets; which receivership remains undischarged for a period of thirty (30) days from the date of its imposition;

9.2.7       The material breach of this Agreement by either Party, provided that such breach continues uncured for a period of thirty (30) days after written notice thereof has been given by one of the Parties to the other;

9.2.8       The issuance of a final order of any governmental agency or court which has competent jurisdiction over Parties hereto which order requires the termination of this Agreement; or

9.2.9       Violation of the patient privacy requirements and/or obligations under the Health Insurance Portability and Accountability Act (“HIPPA”) in such manner as to require the termination of this Agreement in accordance with the requirements of the Business Associate Agreement identified as Exhibit “C,” attached hereto and incorporated herein by reference.

9.3          Effect of Termination.

9.3.1       The various rights and remedies herein provided shall be cumulative and in addition to any other rights and remedies the Parties may be entitled to pursue under the law.  The exercise of one or more of such rights or remedies shall not impair the rights of either Party to exercise any other right or remedy at law or in equity.

9.3.2       Termination of this Agreement shall not release or discharge either Party from any obligation, debt or liability which shall have previously accrued and remains to be performed upon the date of termination.

9.3.3       Within sixty (60) days after termination of this Agreement pursuant to this Section, an accounting shall be made by each Party of all sums which may be due and owing to the other Party in accordance with the provisions of this Agreement.  Payment to settle any such balance shall be made within thirty (30) days after submission of each accounting.

10.0.      GENERAL PROVISIONS

10.1        Entire Agreement; Amendment.  The Parties agree that neither Party has made any representation, warranty or covenant not fully set forth herein, and that this Agreement is a complete statement of the entire agreement which supersedes all previous communications between the Parties hereto.  This Agreement may only be amended by written instrument executed by both Parties.

10.2        Prior Agreements.  This Agreement supersedes all prior oral or written agreements covering the same matter between the Parties.

10.3        Binding Effect.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors, assigns, and legal representatives, except that no Party may assign or transfer its rights or obligations under this Agreement in any manner other than as provided in this Agreement.

10.4        Severability.  The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding on the Parties.

10.5        Applicable Law.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of California.  Any actions, arbitration or proceedings instituted by either Party with respect to any matters arising under or growing out of this Agreement shall be brought and tried only in the courts located in the County of Orange, State of California, and each of the Parties hereto expressly waives its rights under any applicable statute to cause any such action or proceeding to be brought or tried elsewhere.

10.6        Headings.  Any titles, captions or paragraphs contained in this Agreement are for convenience only and shall not be deemed part of the contents of this Agreement, and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

10.7        Dispute Resolution.  Any controversies or claims between the Parties regarding this Agreement must first be put in writing and delivered to the other Party.  The Parties will make a good faith attempt to resolve the issue in question.  If the Parties to this Agreement cannot settle grievances or disputes between them in an informal and expeditious fashion, one or both of the Parties may file suit in an appropriate civil court.

10.8        Assignment.  This Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

10.9        Other Contractual Commitments.  Manager represents, assures, and agrees that it has not entered into, and that it shall not enter into, any other contractual commitment, contract, or relationship that will restrict or impair Manager’s performance of its contractual obligations under this Agreement

10.10      Representation by Counsel.  The Parties acknowledge that they have had the opportunity to consult with legal counsel of their choice prior to execution of this Agreement.  The Parties further acknowledge that the terms of this Agreement are the result of negotiations between them and that the terms of this Agreement shall not be construed in favor of, or against, any Party by reason of the extent to which a Party or its counsel participated in its drafting, or by reason of the extent to which this Agreement may be inconsistent with prior drafts thereof.

10.11      Changes in Law.  Both Parties agree that in the event that future legislation is enacted or regulations are promulgated or a decision of a court is rendered that, in the opinion of legal counsel for either Party, affects or may affect the legality of this Agreement or materially and adversely affect the ability of either Party to perform its obligations or receive the benefits intended hereunder (“Change in Law”), then Manager agrees to work with Practice in good faith to amend this Agreement as necessary to bring it into compliance with applicable laws and to carry out the original intention of the Parties to the extent possible. If not, either Party may terminate on thirty (30) days’ written notice.

10.12      Third-Party Beneficiaries.  The rights and obligations of each Party to this Agreement shall inure solely to the benefit of the Parties hereto, and no persons or entity shall be a third party beneficiary of this Agreement

10.13      Waiver.  A waiver of any of the terms and conditions hereof shall not be construed as a waiver of any other terms and conditions hereof

10.14      Notices.  Any notice required or permitted by this Agreement shall be given in writing sent by overnight delivery, personal delivery or United States registered or certified mail, return receipt requested, all of which shall be properly addressed, with postage or delivery charges prepaid as follows:

If to Manager:	Synergistic Resources, LLC
2512 Artesia Blvd., Ste. 120
Redondo Beach, CA 90278
Attn: Mr. Brent Inzer, President

If to Practice:	Kien P. Tran, M.D., Inc.
15491 Pasadena Apt. 87
Tustin, CA 92780
Attn: Dr. Tran

Notices sent by personal delivery shall be deemed given upon actual receipt.  Notices sent by overnight delivery shall be deemed given on the next business day.  Notices sent via United States registered or certified mail shall be deemed given two (2) business days from mailing.

10.15      Counterparts.  This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement and shall be binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the original or the same counterparts.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first- above written.

PRACTICE		MANAGER
Kien P. Tran, M.D., Inc.		Synergistic Resources, LLC

/s/ Kien P. Tran		/s/ Brent Inzer

By:	Kien P. Tran, MD	By:	Brent Inzer

Title:		Title:	Managing Member

EXHIBIT A
MANAGER’S DUTIES

Manager shall provide the following services to Practice:

1.           Facilities.  Manager shall secure and maintain such space and equipment (“Facilities”) as reasonably necessary for Practice to carry out its activities described under this Agreement.  Practice shall sub-lease such Facilities, however, such Facilities shall remain the property of Manager, and Practice shall not remove, damage or commit waste to any of the Facilities.  Manager will provide for maintenance of the Facilities, utilities, normal janitorial services, refuse disposal and Manager’s compensation shall reflect the costs of same.

2.           Patient Collections.  Carry out all activities related to collection of patient fees, including but not limited to the following activities:
2.1          Develop and implement policies and procedures;
2.2          Prepare and present invoices to patients for payment at time of service;
2.3          Collect and process all payments received;
2.4          Reconcile patient accounts;
2.5          Provide reports of patient account status as requested.

3.           Financial Services.
3.1          Bookkeeping;
3.2          Budgeting and monthly reporting of status;
3.3          Accounts receivable;
3.4          Accounts payable;
3.5          Provide report of accounting activities;
3.6          Provide overall financial analysis of Practice;
3.7          Year-end financial reports;
3.8          Issuance of 1099 forms and related;
3.9          Electronic data processing.

4.           Patient Inquiries/Complaints.  Develop and implement a program for management of patient inquiries and complaints in accordance with Practice requirements including but not limited to the following activities:
4.1          Respond to initial patient inquiries and complaints;
4.2          Track inquiries and complaints;
4.3          Notify Practice of patient complaints.

5.           Contracting.
5.1          Assist Practice in contract review and negotiation;
5.2	Assist Practice in recruiting and negotiating agreements with physicians.

6.           Credentialing Program.  Provide administrative support to Practice as necessary to obtain and verify credentialing information in accordance with applicable laws, standards and Practice requirements, including but not limited to the following activities:

6.1          Prepare Credentialing Policies and Procedures;
6.2          Provide administrative support to all credentialing activities;
6.3          Obtain primary source verification;
6.4          Prepare applicable documentation;
6.5          Set up provider credentialing file and follow-up of credentialing documents.

7.           Business Development.  Manager shall provide research and advice regarding trends and developments related to the business activities of Practice, including business considerations related to the achievement of improved quality of patient care.  Manager shall also assist Practice in developing appropriate business goals for Practice.

8.           Advertising, Marketing and Public Relations.  At Practice’s request and sole expense, Manager shall provide such advertising, marketing and public relations assistance as deemed necessary and appropriate to effectively promote and market the health care services provided by Practice.  Compensation for any advertising, marketing and public relations activities shall not take into account the volume or value of patient referrals generated by such advertising, marketing and public relations assistance, and shall be separate and apart from compensation for other Manager services.  All advertising, marketing and public relations services shall be conducted in accordance with applicable state and federal laws and regulations.

9.           Regulatory Compliance.  Manager shall supervise Practice’s compliance with all regulatory and accreditation standards applicable to Practice, including without limitation, those required by contractual obligation or any state or federal law or regulation, or private or public accreditation agency.

10.          Technical Support.  Manager shall, at Practice’s request, provide technical advice regarding the installation and renovation of equipment for the Practice.

11.          Professional Services.  Manager shall serve as Practice’s representative for purposes of obtaining professional services of third Parties, including the services of certified public accountants, independent financial counselors and legal counsel.  Compensation for such professional services shall be the responsibility of Practice and is not included within the compensation paid to Manager under this Agreement.  Practice agrees that any confidential communications concerning the business of Practice may be disclosed to Manager for purposes of Manager’s duties under this Paragraph.

12.          Reports.  Manager shall provide to Practice on a monthly basis, and at such other times as reasonably requested by Practice, such reports as are mutually agreed upon between Manager and Practice as reasonably necessary for the informed management and operation of the Practice.

13.          Operations.  Manager shall carry out all office and staff management functions, including but not limited to:
13.1	Human Resources, including recruiting, hiring, training, evaluating, supervising, and termination of all administrative staff;

13.2        Scheduling, including making and tracking all patient appointments;
13.3	Staffing, including assuring adequate administrative staff; and assisting Practice with scheduling adequate Professional staff
13.4        General office management, including filing, maintenance of records, etc.

14.          Manager’s Financial Authority.  Manager shall have the authority to receive all funds on behalf of the Practice.  Such funds shall be deposited by Manager to a bank account established jointly by Practice and Manager for such purposes.  Both Manager and Practice shall have signature authority on such account.  Manager shall have the authority to disburse funds from such account in discharge of Practice’s financial obligations, with one signature being required on disbursements of less than $25,000, and two signatures on disbursements greater than such amount.  The two signatories may be officers and/or directors of Manager or of Practice.

15.          Limitations on Manager’s Authority.  Manager shall not, without the prior written consent of the Practice:
15.          borrow money in the name of the Practice;
15.2	transfer, hypothecate, compromise or release any Practice claim except on payment in full;
15.3        sell, lease or hypothecate Practice’s property;
15.4	knowingly suffer or cause anything to be done whereby the Practice’s property may be seized or attached or taken in execution, or its ownership or possession otherwise endangered.

EXHIBIT B

COMPENSATION

Pursuant to the provisions of Section 5.1 of this Agreement, Practice shall pay Manager in full and complete compensation for its services, as follows:

1.            Sixty percent (60%) in addition to advertising as listed below of Practice’s monthly gross revenues collected during the preceding thirty (30) days.  The term gross revenues, as used herein shall mean all revenues generated from billings for all of the Practice’s patient services, including medical and related ancillary charges and facility charges.

2.            Exclusions:  The following expenses are excluded from this Agreement and shall be the sole financial responsibility of Practice:
a.	Practice legal expenses;
b.	Practice professional liability insurance and Practice comprehensive liability insurance; and
c.	tax preparation services by an outside accounting firm.

3.           Advertising, Marketing and Promotion of Practice: Compensation of Manager for conducting advertising, marketing and promotion projects shall be determined on a project-by–project basis, at fair market value for the services provided, and shall not take into account the volume or value of patient referrals.

EXHIBIT C

BUSINESS ASSOCIATE AGREEMENT

In order to comply with the requirements of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and the regulations promulgated thereunder relating to the privacy and security of Protected Health Information, and notwithstanding any contrary provisions of the underlying agreement, the Parties agree to the following:

A.          DEFINITIONS

“Designated Record Set” shall mean a group of records maintained by or for the PRACTICE that is (i) the medical records and billing records about individuals maintained by or for the PRACTICE, (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for the PRACTICE to make decisions about individuals.  As used herein the term “Record” means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for the PRACTICE.

“Electronic Transaction Rule” shall mean the standards for processing standard transactions and code sets at 45 C.F.R. Parts 160 and 162.

“Individually Identifiable Health Information” shall mean information that is a subset of health information, including demographic information collected from an individual, and (i) is created or received by a healthcare provider, health plan, employer, or healthcare clearinghouse; and (ii) relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (a) identifies the individual, or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

“Privacy Standards” shall mean the Standard for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164.

“Protected Health Information” shall mean Individually Identifiable Health Information that is (i) transmitted by electronic media, (ii) maintained in any medium constituting Electronic Media; or (iii) transmitted or maintained in any other form or medium. “Protected Health Information” shall not include (i) education records covered by the Family Educational Right and Privacy Act, as amended, 20 U.S.C. § 1232g; (ii) records described in 20 U.S.C. § 1232g(a)(4)(B)(iv) and (iii) Employment records held by a covered entity in its role as employer.

“Secretary” shall mean the Secretary of the Department of Health and Human Services.

“Security Rule” shall mean the security standards for the protection of electronic Protected Health Information at 45 C.F.R. Parts 160 and 164.

B.           OBLIGATIONS OF MANAGER

Section 1.  Use of Protected Health Information.  Manager shall not, and shall ensure that its directors, officers, employees, contractors, and agents, do not, use Protected Health Information received from the PRACTICE in any manner that would constitute a violation of the Privacy Standards if used by the PRACTICE, except that Manager may use Protected Health Information (i) as permitted or required pursuant to the Agreement between PRACTICE and Manager, (ii) for Manager’s proper management and administrative services, (iii) to carry out the legal responsibilities of Manager, or (iv) as required by law.  As between Manager and PRACTICE, the PRACTICE is the owner of all Protected Health Information.

Section 2.  Disclosure of Protected Health Information.  Manager shall not, and shall ensure that its directors, officers, employees, contractors and agents do not, disclose Protected Health Information received from the PRACTICE in any manner that would constitute a violation of the Privacy Standards if disclosed by the PRACTICE, except that Manager may disclose Protected Health Information (i) in a manner permitted pursuant to this Agreement, (ii) for Manager’s proper management and administrative services, or (iii) as required by law.  To the extent Manager discloses Protected Health Information to a third party as permitted in accordance with this Agreement, Manager must obtain, prior to making any such disclosure, (a) reasonable assurances from such third party that such Protected Health Information will be held confidential as provided pursuant to this Agreement and only used or disclosed as required by law or for the lawful purposes for which it was disclosed to such third party, and (b) an agreement from such third party to immediately notify Manager of any breaches of the confidentiality of the Protected Health Information, to the extent it has obtained knowledge of such breach.  Not with standing the foregoing, Manager shall refer all requests for Protected Health Information pursuant to subpoena or any other discovery request or judicial or administrative order mandating disclosure to PRACTICE within two (2) business days of receipt.  It shall be the PRACTICE’s responsibility to make all determinations regarding compliance with any such mandated disclosure.

Section 3.  Minimum Necessary.  Manager agrees that all requests for Protected Health Information from PRACTICE will be for the minimum necessary in order to provide the stated services to PRACTICE.

Section 4.  Accounting of Disclosures.  Manager agrees to document disclosures of Protected Health Information and information related to such disclosures as would be required for PRACTICE to respond to a request by an individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR § 164.528.

Section 5.  Safeguards Against Misuse of Information.  Manager agrees that it will implement all appropriate safeguards to prevent the use or disclosure of Protected Health Information other than pursuant to the terms and conditions of this Agreement.  Manager further agrees to implement administrative, physical and technical safeguards consistent with the requirements of the Security Rule that reasonably and appropriately protect the confidentiality, integrity and availability of electronic Protected Health Information that it creates, receives, maintains or transmits on behalf of PRACTICE.

Section 6.  Reporting of Disclosures of Protected Health Information.  Manager shall within five (5) days of becoming aware of a disclosure of Protected Health Information in violation of this Agreement by Manager, its officers, directors, employees, contractors, or agents or by a third party to which Manager disclosed Protected Health Information pursuant to Section 2 of this Exhibit, report any such disclosure to the PRACTICE.  Manager further agrees to report to PRACTICE any security incident of which it becomes aware as required by the Security Rule.

Section 7.  Mitigation.  Manager agrees to mitigate, to the extent practicable, any harmful effect that is known to Manager of a use or disclosure of Protected Health Information by Manager in violation of the requirements of this Agreement.

Section 8. Agreements by Third Parties.  Manager shall enter into an agreement with any agent or subcontractor that will have access to Protected Health Information that is received from, or created or received by Manager on behalf of the PRACTICE pursuant to which such agent or subcontractor agrees to be bound by the same restrictions, terms and conditions that apply to Manager pursuant to this Agreement with respect to such Protected Health Information.

Section 9.  Access to Information.  Within five (5) days of a request by the PRACTICE for access to Protected Health Information about an individual contained in a Designated Record Set, Manager shall make available to the PRACTICE such Protected Health Information for so long as such information is maintained in the Designated Record Set.  In the event any individual requests access to Protected Health Information directly from Manager, Manager shall within two (2) business days forward such request to the PRACTICE.  It shall be the PRACTICE’s responsibility to make all determinations regarding granting or denying any such access requested.

Section 10.  Availability of Protected Health Information for Amendment.  Within ten (10) days of receipt of a request from the PRACTICE for the amendment of an individual’s Protected Health Information or a record regarding an individual contained in a Designated Record Set (for so long as the Protected Health Information is maintained in the Designated Record Set), Manager shall provide such information to the PRACTICE for amendment and incorporate any such amendments in the Protected Health Information as required by 45 C.F.R. § 164.526.  In the event the request for an amendment is delivered directly to Manager, Manager shall within two (2) business days forward such request to the PRACTICE.  It shall be the PRACTICE’s responsibility to make any determinations regarding granting or denying any such amendment requested.

Section 11.  Requests for Accounting of Disclosures.  Within ten (10) days of notice by the PRACTICE to Manager that it has received a request for an accounting of disclosures of Protected Health Information regarding an individual during the six (6) years prior to the date on which the accounting was requested, Manager shall make available to the PRACTICE such information as is in Manager’s possession and is required for the PRACTICE to make the accounting required by 45 C.F.R. § 164.528.  At a minimum, Manager shall provide the PRACTICE with the following information: (i) the date of the disclosure, (ii) the name of the entity or person who received the Protected Health Information, and if known, the address of such entity or person, (iii) a brief description of the Protected Health Information disclosed, and (iv) a brief statement of the purpose of such disclosure which includes an explanation of the basis for such disclosure.  In the event the request for an accounting is delivered directly to Manager, Manager shall within two (2) business days forward such request to the PRACTICE.  It shall be the PRACTICE’s responsibility to prepare and deliver any such accounting requested by an individual, subject to Manager’s obligations set forth in this Section.  Manager hereby agrees to implement an appropriate recordkeeping process to enable it to comply with the requirements of this Section.

Section 12.  Electronic Transactions.  If Manager conducts any Standard Transaction for or on behalf of PRACTICE, Manager shall comply with the requirements under the Electronic Transaction Rule.

Section 13.  Availability of Books and Records.  Manager hereby agrees to make its internal Practices, books and records, including policies and procedures, relating to the use and disclosure of Protected Health Information received from, or created or received by Manager on behalf of the PRACTICE available to PRACTICE or to the Secretary for purposes of the Secretary determining the PRACTICE’s and Manager’s compliance with the Privacy Standards.

Section 14.  Indemnification.  Manager agrees to indemnify, defend, and hold harmless PRACTICE, its directors, officers, employees, contractors and agents, against, and in respect of, any and all claims, losses, expenses, costs, damages, obligations, penalties, and liabilities which PRACTICE may incur by reason of Manager’s breach of or failure to perform any of its obligations pursuant to this Agreement.  Further, Manager agrees to indemnify, defend, and hold harmless PRACTICE, its directors, officers, employees, contractors and agents, against all costs and expenses, including but not limited to, reasonable legal expenses, which are incurred by or on behalf of Manager in connection with the defense of such claims.  Any damages resulting from Manager’s breach of its obligations pursuant to this Agreement shall be expressly excluded from any limitations of liability set forth in the Original Agreement.

C.           TERMINATION OF AGREEMENT WITH MANAGER

Section 1.  Termination Upon Breach of Provision to Protected Health Information.  Any other provision of this Agreement notwithstanding, this Agreement may be terminated by the PRACTICE upon five (5) days written notice to Manager in the event that the PRACTICE breaches any provision contained in this Agreement and such breach is not cured within such five (5) day period; provided, however, that in the event that termination of this Agreement is not feasible in the PRACTICE’s sole discretion, Manager hereby acknowledges that the PRACTICE shall have the right to report the breach to the Secretary. In addition, PRACTICE retains the right to seek injunction and other legal and equitable rights and remedies available under the law as necessary to prevent unauthorized use and disclosure of Protected Health Information.

Section 2.  Return or Destruction of Protected Health Information upon Termination.  Upon termination of the Original Agreement, Manager shall either return or destroy all Protected Health Information received from the PRACTICE or created or received by Manager on behalf of the PRACTICE and which Manager or any subcontractor still maintains in any form.  Manager shall notify PRACTICE of any such destruction.  Manager shall not retain any copies of such Protected Health Information.  In the event that PRACTICE and Manager mutually agree that it is not feasible to return or destroy such Protected Health Information, the terms and provisions of Article B shall survive termination of this Agreement and such Protected Health Information shall be used and disclosed solely for such purpose or purposes, which prevented the return or destruction of such Protected Health Information.